                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):      February 2, 1998 (January 22, 1998)
                                                    -----------------------------------------


                          NEXTEL COMMUNICATIONS, INC.
             (Exact name of registrant as specified in its charter)


               DELAWARE                            0-19656                              36-3939651
     (State or other jurisdiction                (Commission                         (I.R.S. Employer
          of incorporation)                      File Number)                       Identification No.)


              1505 FARM CREDIT DRIVE, MCLEAN, VA                                              22102
           (Address of principal executive offices)                                         (Zip Code)


Registrant's telephone number, including area code:           (703) 394-3000
                                                    ----------------------------


--------------------------------------------------------------------------------
         (Former name or former address, if changed since last report)

ITEM 5.  OTHER EVENTS.

RECENT DEVELOPMENTS

     Proposed Offering. Nextel Communications, Inc. ("Nextel" or the "Company") proposes to offer 500,000 shares of Series E Exchangeable Preferred Stock (the "Preferred Stock") which are mandatorily redeemable in 2010 with a liquidation preference of $1,000 per share, and concurrently therewith, proposes to offer $800 million gross proceeds of Senior Serial Redeemable Discount Notes due 2008 (the "Senior Notes"). Each such offering is proposed to be effected as a private placement pursuant to and in accordance with Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"), and there can be no assurance that either or both of such offerings will be consummated. Additionally, the consummation of the Senior Notes offering is conditioned upon the completion of the Preferred Stock offering. Nextel intends to use the net proceeds from such Offerings for general corporate purposes, including principally to redeem or otherwise refinance all of Nextel's outstanding 11.5% Senior Discount Notes due 2003 and 12.25% Senior Redeemable Discount Notes due 2004 (collectively, the "Targeted Notes"), and to satisfy a portion of the cash needs relating to its 1998 Plan (See "1998 Business Plan"). The Senior Notes and Preferred Stock have not been registered under the Securities Act and may not be offered or sold in the United States absent an effective registration statement or an applicable exemption from the registration requirements of such Act. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy either of the Preferred Stock or the Senior Notes.

     Additional Bank Commitment. At December 31, 1997, the Company had drawn $1,021.0 million of the $1,905.0 million available under its secured credit facility with certain banks (the "Bank Credit Facility"), $150.0 million of the $395.0 million available under its secured credit facility with Motorola and certain other lenders (the "Vendor Credit Facility"; and together with the Bank Credit Facility, the "Bank and Vendor Credit Facilities") and none of the $200.0 million available under an additional secured term facility from Motorola (the "Second Secured Borrowings"), leaving an aggregate undrawn amount of approximately $1,329.0 million of the $2,500.0 million available under such facilities. On January 22, 1998, Nextel obtained a commitment from certain of the lenders under the Bank Credit Facility to increase the available borrowings under such facility by $1,095.0 million (the "Additional Bank Borrowings") and to extend the maturity of such facility. The commitment contemplates that borrowings under the Bank Credit Facility, as amended, will be used to repay the indebtedness outstanding under the Vendor Credit Facility and that such facility as well as the agreement relating to the Second Secured Borrowings (the "Second Vendor Financing Agreement") will be terminated. Accordingly, assuming the Company obtains access to the Additional Bank Borrowings, its total available secured financing will increase from $2,500.0 million to $3,000.0 million (disregarding any limitations imposed on the Company's access to such funds pursuant to the indentures (the "Old Indentures") pursuant to which Nextel's five issues of senior redeemable discount notes ("Old Senior Notes") were issued prior to 1997. Availability of the Additional Bank Borrowings is subject to a number of conditions including the negotiation and execution of definitive agreements. The terms of the proposed amendments to the existing Bank Credit Facility in connection with the Additional Bank Borrowings are set forth in a commitment letter dated January 22, 1998 (and attached term sheet) attached hereto as Exhibit 99.1, which information is incorporated herein by reference. There can be no assurance that Nextel will be able to reach suitable definitive agreements with all necessary parties to allow such financing to be put in place, or, if such agreements are reached, that the terms of such financing will be in all material respects as contemplated in Exhibit 99.1

     800 MHz SMR Auction. The Company submitted bids totalling approximately $88.8 million representing the highest bids for 475 of the 525 Economic Area ("EA") licenses being awarded by the FCC in the 800 MHz "upper 200 SMR" channel auction, which concluded on December 8, 1997. Although Nextel successfully bid for rights to almost 10 MHz of spectrum in areas covering all 50 states and approximately 98% of the United States' population, the FCC has not yet granted these licenses to Nextel. Such license grants can occur only after the FCC has placed the license applications on public notice and provided the public an opportunity to file petitions to deny their grant. Once granted the licenses, Nextel can gain full use of these licenses only if the Company relocates certain incumbent licensees to other portions of the 800 MHz band pursuant to established FCC rules or otherwise obtains the agreement of such incumbent licensees to Nextel's use of the relevant frequencies.

     Exchange Offers. The Company issued shares of its 13% Series D Exchangeable Preferred Stock ("Series D Preferred Stock"), and debt securities in the form of its 10.65% Senior Redeemable Discount Notes due September 15, 2007 (the "September Notes") and its 9.75% Senior Serial Redeemable Discount Notes due October 31, 2007 (the "October Notes" and together with the September Notes, the "1997 Senior Notes") in separate private placement transactions consummated in July, September and October, respectively, of 1997. The Company satisfied certain obligations to complete registered offerings to exchange such securities for substantially identical securities of equivalent value on December 18, 1997, in the case of the Series D Preferred Stock, and on January 14 and January 22, 1998, in the case of the September Notes and the October Notes, respectively.

     1998 Business Plan. In early 1997, Nextel finalized and began implementing a business plan for the period from March 31, 1997 through December 31, 1998 that contemplated an accelerated nationwide build-out of its advanced mobile communications systems employing digital technology with a multi-site configuration permitting frequency reuse ("Digital Mobile network") incorporating the second generation digital technology developed by Motorola, Inc. known as "Reconfigured iDEN" (the "1997 Plan"). During 1997, Nextel achieved a significant expansion of its Digital Mobile network and experienced a large increase in the number of subscriber units and system minutes of use. In particular:

     - Digital subscriber units increased from 300,300 to 1,270,700;

     - Total net system minutes of use increased from 94 million in January to 403 million in December;

     - Approximately 2100 digital cell sites were placed in service; and

     - Reconfigured iDEN coverage expanded from 6 to 75 of the top 100 metropolitan statistical areas ("MSAs").

     This growth resulted in greater capital expenditures and net cash used in Digital Mobile network operations in the final three quarters of 1997 than estimated for purposes of developing the 1997 Plan. The Company has updated and revised its business plan, as it relates to 1998, in light of its results and experience in building out and commercializing its Digital Mobile network in 1997 (the "1998 Plan"). Specifically, Nextel's 1998 Plan contemplates further expansion of the Company's Digital Mobile network in a manner that is directed at achieving additional penetration in its business customer target base in markets where the Digital Mobile network is currently operating, at selecting and prioritizing additional markets for expansion of Digital Mobile network coverage by Nextel during 1998, and at enhancing the quality and performance of its Digital Mobile wireless services offerings to maintain and strengthen Nextel's competitive position relative to other existing and emerging providers of digital wireless services in the United States. The increased funding needs resulting from the greater than expected operating growth and expenditures, including those assumed in developing the 1998 Plan, are set forth below.

                                                          ESTIMATED FUNDING NEEDS FOR THE PERIOD FROM
                                                              MARCH 31, 1997 TO DECEMBER 31, 1998
                                                          --------------------------------------------
                                                          1997 PLAN         1998 PLAN         INCREASE
                                                          ---------         ---------         --------
                                                                         (IN MILLIONS)
System infrastructure and capital costs................    $ 1,450            $2,500           $1,050
Non-system capital expenditures, operating losses and
  other................................................      1,050             1,550              500
                                                            ------           -------          -------
                                                           $ 2,500           $ 4,050           $1,550
                                                            ======           =======          =======

     By implementing the 1998 Plan, Nextel expects to further increase the capacity of its Digital Mobile network to accommodate higher future growth in subscribers and higher future system usage levels than previously anticipated, to improve system performance and to continue to expand geographic coverage. Approximately one half of the increase in system capital expenditures during the period referred to in the above table relates to adding capacity to the Digital Mobile network to accommodate increases in the number of subscribers and higher levels of system usage. Approximately one quarter of the increase in system capital expenditures is associated with enhancements to produce improvements in system performance, e.g. the construction of additional cell sites and the deployment of additional base radios to produce greater "in building" coverage. The balance of the increase in system capital expenditures arises from various sources, particularly spending for additional switching and dispatch processing capacity associated with higher anticipated system loads as well as systems operations and management software upgrades and enhancements to improve network performance.

     The increase in non-system capital expenditures is largely associated with the acquisition, construction or improvement of business information and back-office systems required to meet billing, customer care and other business management and tracking activities associated with the growth of the customer base and increased system usage. In addition to such system and non-system capital expenditures, a significant amount of the incremental funding requirements under the 1998 Plan is tied to increased working capital needs and opportunistic uses of funds, such as discretionary acquisitions of additional spectrum in privately negotiated transactions or FCC auctions, which in certain instances may be deferred or eliminated if sufficient cash is not available to pursue such uses. The incremental funding requirements reflected in the 1998 Plan also result in part from the more accurate cost data and estimates derived from the Company's actual experience during 1997.

     The 1998 Plan focuses on Nextel capturing an increased share of its targeted customer population in markets where its Digital Mobile network is currently operating (or is expected to be placed in operation during 1998). Nextel believes that, assuming the Company successfully develops a sufficient customer base in those markets, it will be positioned to compete effectively against other wireless communications service providers. Although Nextel will continue to focus on the deployment of its Digital Mobile network in additional markets throughout the United States, Nextel will do so selectively and will prioritize its new build opportunities in comparison to the potential commercial returns from enhancing or expanding coverage and increasing capacity of its Digital Mobile network in operating markets.

     Financing Plan; Proposed Preferred Stock and Senior Notes Offerings; Use of Proceeds. To implement the 1998 Plan, Nextel currently estimates that the external funding required to meet the anticipated cash needs of the Company's domestic business activities during 1998, including the purchase, redemption or refinancing of the Targeted Notes as described below, will total approximately $2,970.0 million, of which approximately $1,335.0 million is expected to represent system infrastructure and other system capital costs planned to be incurred in 1998 to further build, enhance or expand Nextel's Digital Mobile network.

\     The net proceeds assumed to be received by the Company, after deducting estimated expenses, from the proposed sale of the Senior Notes and the Preferred Stock are expected to be among the principal sources of funding for the financing plan described below, which is designed to meet the Company's expected external cash funding requirements during 1998 of approximately $2,970.0 million. Nextel's expected funding sources and estimated uses with respect to its 1998 Plan are as follows:

                  SOURCES
-------------------------------------------


                                 (in millions)

Assumed gross proceeds from the
  offerings of the Preferred Stock
  and the Senior Notes............   $1,300
Bank Credit Facility..............      884
Additional Bank Borrowings........      322(1)
New Option Proceeds...............      420(2)
Available cash, cash equivalents
  and marketable securities in
  restricted companies at
  December 31, 1997...............       44
                                     -------
                            Total:   $2,970
                                     ========
                   USES
-------------------------------------------
Repayment of 11.5% Senior
  Redeemable Discount Notes
  due 2003........................   $  319(3)
Repayment of 12.25% Senior
  Redeemable Discount
  Notes due 2004..................      327(3)
Digital system capital
  expenditures....................    1,335
Non-system capital expenditures,
  operating losses, fees, expenses
  and other corporate purposes....      989
                                     -------
                            Total:   $2,970
                                     ========

---------------

(1) Gives effect to an assumed repayment of borrowings under the Company's Vendor Credit Facility and to the assumed repurchase or redemption of the Targeted Notes. The amount remaining available for borrowing under the Bank Credit Facility, assuming implementation of the Additional Bank Borrowings, would total approximately $620.5 million. Until the Targeted Notes have been purchased, redeemed or otherwise refinanced, a portion of such borrowing availability may not be accessible. See "Certain Financing Risks Associated With The 1998 Plan," below.

(2) Represents $420.0 million in proceeds (the "New Option Proceeds") from the assumed exercise of an option to purchase at any time through July 28, 1998, shares of Common Stock at prices ranging from $16.00 to $18.00 per share (the "New Option") held by an affiliate of Craig O. McCaw.

(3) Accreted value at December 31, 1997 after giving effect to open market repurchases in 1997.

     Following the assumed completion of the offerings of the Preferred Stock and the Senior Notes, the Company would intend to commence a tender offer for the Targeted Notes. In the event that all of the Targeted Notes are not tendered, the Company also could retire the balance through open market or privately negotiated purchases, redemption of the Targeted Notes pursuant to their terms, or any combination thereof. Pending the uses described in the table above, any net proceeds from the offerings of the Preferred Stock and the Senior Notes could be applied to repay a portion of the borrowings outstanding under the Bank Credit Facility (including the Additional Bank Borrowings), to the extent the amounts so repaid would be available for future borrowings thereunder.

     The Company believes that the sources described above will provide funds that in the aggregate are expected to be sufficient to implement the Company's 1998 Plan and meet the other currently anticipated cash needs of its domestic business activities through 1998. Additionally, receipt of all $420.0 million of New Option Proceeds would support additional incurrences of debt in accordance with the Old Indentures ranging from $945.0 million (if such New Option Proceeds were to be received on or prior to March 31, 1998) to $840.0 million (if such New Option Proceeds were to be received during the period from April 1, 1998 to July 28, 1998). If, among other things, Nextel's plans change, its assumptions regarding its funding needs associated with the further build-out, expansion and enhancement of its Digital Mobile network prove to be inaccurate, it consummates acquisitions or investments in addition to those currently contemplated or at prices higher than currently contemplated, it experiences growth in its business or subscriber base greater than that which was anticipated in developing its 1998 Plan, it experiences unanticipated costs or competitive pressures, it is unable to access the Additional Bank Borrowings, the New Option is not exercised in full and the New Option Proceeds are not received, or any net proceeds from the proposed offerings of the Preferred Stock and the Senior Notes, together with the proceeds from the other sources referred to above, otherwise prove to be insufficient to meet such cash needs through 1998, the Company would be required to seek additional capital. The Company will also require significant additional capital in subsequent years to fund further build-out, expansion and enhancement of its Digital Mobile network, to fund operating losses and for other purposes. To the extent the Company's existing financing sources are insufficient to meet such needs, the Company may seek to raise such additional capital from public or private equity or debt sources. There can be no assurance that the Company will be able to raise such capital on satisfactory terms, if at all.

     Certain Financing Risks Associated With The 1998 Plan. Nextel anticipates that, for the foreseeable future, it will be utilizing significant amounts of its available cash for capital expenditures for the build-out, expansion and enhancement of its Digital Mobile network, operating expenses relating both to the Digital Mobile network and to its analog SMR business, potential acquisitions (including the acquisition of rights to spectrum through the recently concluded 800 MHz auction and any future auctions of spectrum by the
FCC), debt service requirements and other general corporate expenditures. Nextel anticipates that its cash utilization for capital expenditures and other investing activities and operating losses will continue to exceed its cash flows from operating activities over the next several years. During the nine months ended September 30, 1997, Nextel estimates that its average monthly cash utilization rate for investing activities (principally attributable to capital expenditures for the build-out of the Company's Digital Mobile network and acquisitions) was approximately $132.7 million, and its average monthly net cash used in operating activities was approximately $32.9 million. Such average monthly amounts are not necessarily representative of Nextel's anticipated experience in such areas and are expected to increase during 1998 in connection with the implementation of Nextel's 1998 Plan and the related build-out, expansion and enhancement of its Digital Mobile network. During 1997, Nextel raised an aggregate of $1,946.2 million in proceeds of debt and equity offerings, increased the available borrowings under the Bank Credit Facility by an additional $250.0 million and the available borrowings under its Vendor Credit Facility by $50.0 million and entered into the Second Vendor Financing Agreement, which permits borrowings of up to $200.0 million to support the implementation of its business plan and the purchase of system infrastructure and other equipment for the build-out of its Digital Mobile network. In 1998, Nextel contemplates renegotiating and replacing the existing Bank and Vendor Credit Facilities and the Second Secured Borrowings with new credit arrangements that will make an aggregate of $3.0 billion available for borrowing thereunder. During the ongoing build-out phase of its Digital Mobile network, Nextel expects that it will continue to utilize its existing cash and funding from outside sources to meet its cash needs resulting from such activities and losses. Nextel's estimated aggregate cash, cash equivalents and marketable securities at December 31, 1997 totaled approximately $441.9 million (however, approximately $288.4 million of such amount represents cash, cash equivalents and marketable securities held by Nextel's unrestricted subsidiary, Nextel International and, Inc. ("NI") and its subsidiaries, which items are not available to fund any of the cash needs of Nextel's domestic businesses due to restrictions contained in certain of NI's debt instruments and agreements.

     The Company is currently implementing its 1998 Plan which focuses on the expansion of coverage and enhancement of service capabilities of its existing Digital Mobile network to meet increased customer demands while continuing the deployment of its Digital Mobile network in additional domestic markets during 1998. Nextel's estimates of the total external funding required to meet the cash needs of its domestic business activities during 1998, including principally the purchase or redemption of the remaining Targeted Notes, the funding of anticipated capital expenditures, acquisitions (including the remaining balance due for acquisitions of licenses in the FCC's 800 MHz spectrum auction concluded in December 1997) and operating losses are based in part on the Company's experience in 1997 and on a number of significant assumptions, including assumptions regarding continued subscriber growth and increased demand for the Company's wireless services and enhancements to existing Digital Mobile network infrastructure to expand and improve coverage and performance to address competitive pressures faced or anticipated by the Company. The telecommunications industry is rapidly evolving and there can be no assurance that the Company will not experience levels of demand for its services or competitive pressures that differ from those experienced in 1997 and from those assumed in developing the Company's 1998 Plan, which could cause an increase in the Company's need for additional financing. See "Forward Looking Statements."

     In order to repurchase or redeem the remaining Targeted Notes and to fully implement the build-out, expansion and enhancement of its Digital Mobile network as contemplated in the 1998 Plan, Nextel would need to obtain additional amounts of debt or equity financing beyond that available under the existing Bank Credit Facility, the Vendor Credit Facility and the Second Vendor Financing Agreement currently in place. The agreement related to the Bank Credit Facility (the "Bank Credit Agreement") currently provides for up to $1,905.0 million of secured financing, the agreement related to the Vendor Credit Facility (the "Vendor Credit Agreement") currently provides for up to $395.0 million of secured financing and the Second Vendor Financing Agreement currently provides for up to $200.0 million in Second Secured Borrowings, for an aggregate availability of $2,500.0 million, subject in each case to the satisfaction or waiver of applicable borrowing conditions. The remaining funds available for borrowing under the Bank and Vendor Credit Facilities may be drawn prior to the final maturity date of such facilities in 2003, although the amount available under such facilities will be reduced to reflect scheduled amortization commencing in 2001. The $200.0 million in additional funds available under the Second Vendor Financing Agreement may be drawn as term loans prior to March 31, 1999 and will mature in 2003. The modifications to the Bank Credit Facility in connection with the Additional Bank Borrowings, if implemented, would increase Nextel's total available secured financing to $3.0 billion (disregarding any limitations imposed on Nextel's access to such funds pursuant to the Old Indentures) and would permit borrowings to be drawn prior to the final extended maturity date of the Bank Credit Facility in 2006, although scheduled amortization and the reduction of amounts available thereunder commences in 2001.

     The availability of all of the above-described existing and contemplated additional financing is subject to Nextel's satisfying certain requirements under the Old Indentures, which require Nextel to issue new equity for cash as a condition to obtaining access to all amounts not constituting "permitted debt" (as such term is defined in the Old Indentures) under the Bank Credit Facility (including any modifications thereto to implement the Additional Bank Borrowings), the Vendor Credit Facility and the Second Vendor Financing Agreement. The Company's (i) assumed receipt of approximately $500 million in proceeds from the offering of the Preferred Stock, (ii) the receipt in July 1987 of approximately $482.0 million in proceeds from the offering of the Series D Preferred Stock (the "Series D Preferred Stock Proceeds"), and (iii) the net proceeds received from issuances of qualifying equity, including from the exercise of certain options and warrants, after June 1, 1997 (the "Exercise Proceeds") would enable the Company, pursuant to the debt incurrence formulas set forth in the Old Indentures, to incur approximately $2.2 billion in indebtedness (classified as incurrence debt). Such incurrence debt, combined with additional amounts constituting "permitted debt" under such Old Indentures, represents a combined amount of approximately $4.1 billion in debt that the Company may incur in compliance with the Old Indentures in addition to the outstanding debt evidenced by the Old Senior Notes (and any other outstanding debt incurred to refinance any of such Old Senior Notes). As of December 31, 1997, approximately $920.0 million in debt constituting incurrence debt had been incurred by the Company. Based solely on the additional debt incurrence capacity associated with the Company's assumed receipt of approximately $500 million proceeds from the offering of the Preferred Stock, the Series D Preferred Stock Proceeds, and the Exercise Proceeds, and assuming that the modifications to the Bank Credit Facility relating to the Additional Bank Borrowings are implemented, the issuance of the Senior Notes will have the effect of restricting the Company's ability to access, on approximately a dollar for dollar basis (to the extent the Company receives gross proceeds from the issuance of Senior Notes in excess of approximately $180 million), the amount of the Additional Bank Borrowings that would be available until either (i) the proceeds from the issuance of the Senior Notes are applied to refinance the Targeted Notes or other Old Senior Notes in accordance with the Old Indentures (in which case, to the extent the proceeds received from the issuance of the Senior Notes are applied to effect such refinancing, such Senior Notes would constitute "permitted debt" under the Old Indentures that would not reduce the amount of Additional Bank Borrowings available) or (ii) the Company issues additional equity for cash that would support additional incurrence debt. That portion of the proceeds from the issuance of the Senior Notes that is not applied to repurchase, redeem or otherwise refinance Targeted Notes or other Old Senior Notes may be utilized to meet the Company's funding requirements for the implementation of its 1998 Plan and therefore may replace a portion of the Additional Bank Borrowings, to the extent the Company's ability to incur such borrowings is limited by the Old Indentures.

     To the extent any of the aforementioned proceeds from equity issuances or financing arrangements are not available or are not sufficient to meet Nextel's funding needs, it will be necessary for Nextel to obtain alternate sources of financing. See "-- Forward Looking Statements." Assuming (i) that the proposed Offerings of the Preferred Stock and the Senior Notes are completed; (ii) that Nextel secures access to all of the available funds under the Bank Credit Facility, including at least $322.0 million of the Additional Bank Borrowings (giving effect to the related termination of the Vendor Credit Facility and the Second Vendor Financing Agreement), or such funds are replaced in part with proceeds of the offering of the Senior Notes (as described above) and (iii) that the New Option is exercised and Nextel receives the $420.0 million in New Option Proceeds, the Company believes that such amounts, coupled with the Company's available cash and cash equivalents, will provide funds that in the aggregate are expected to be sufficient to implement the Company's 1998 Plan and meet the other currently anticipated cash needs of its domestic business activities through the end of 1998. Thereafter, Nextel will require substantial additional financing to fund further build-out, expansion and enhancement of its Digital Mobile network, to fund operating losses and for other purposes. To the extent the Company's existing financing sources are insufficient to meet such needs, the Company may seek to raise additional capital from public or private equity or debt sources. See "--Forward Looking Statements."

     The availability of borrowings pursuant to the Bank Credit Facility, the Vendor Credit Facility and the Second Vendor Financing Agreement is, and the availability of the Additional Bank Borrowings is expected to be, subject to certain conditions, and there can be no assurance that such conditions will be met. Moreover, there can be no assurance that the New Option will be exercised and that Nextel will receive the proceeds therefrom, or that any other outstanding options will be exercised or that the proposed offerings of the Preferred Stock or the Senior Notes will be consummated or will raise the amount of proceeds being sought by the Company. The Bank Credit Facility (and, if executed, the terms of the agreements relating to the Additional Bank Borrowings), the Vendor Credit Facility, the Second Vendor Financing Agreement, the Nextel Indentures, the Senior Notes Indenture and the terms of the Certificate of Designation and of the certificate of designation for the Series D Preferred Stock (the "Series D Certificate") contain and will continue to contain provisions that operate to limit the amount of borrowings that may be incurred by Nextel. In addition, Nextel's capital needs, and its ability to adequately address those needs through debt or equity funding sources, are subject to a variety of factors that cannot presently be predicted with certainty, such as the commercial success of Nextel's Digital Mobile network, the amount and timing of Nextel's capital expenditures and operating losses and the market price of the Common Stock. See "-- Forward Looking Statements."

     Nextel currently is aware of numerous factors and considerations, any one or more of which could have a material effect on the timing and/or amount of the future funding to be required by Nextel, but Nextel cannot currently quantify with precision either the magnitude or the certainty of the effects associated with any such factors. These factors include: (i) the uncertainty of legal challenges lodged against the 800 MHz SMR auction that was completed on December 8, 1997; (ii) the possibility that other parties may challenge Nextel's applications for licenses on which Nextel was the high bidder at the 800 MHz auction; (iii) the amounts that will be required to accomplish retuning or acquisition of 800 MHz incumbent channels in spectrum blocks for which Nextel was the high bidder at the 800 MHz auction; (iv) the possibility that Nextel will be able to obtain geographic area licenses on the lower 800 MHz channels through an FCC auction; (v) the uncertainty with respect to the success and/or timing of continuing development and deployment activities relating to the Reconfigured iDEN technology format and, assuming successful and timely completion of such efforts, the uncertainty with respect to the success of commercial introduction and customer acceptance of Nextel's Digital Mobile network services in new market areas using such technology; (vi) the potential commercial opportunities and risks associated with implementation of Nextel's 1998 Plan; and (vii) the net impact on Nextel's capital plan of certain developments currently expected to increase capital needs (e.g., the additional capital needed if Nextel acquires for cash additional spectrum in certain markets to increase the capacity and/or efficiency of Nextel's operating its Digital Mobile network in such markets, the additional capital needed for more extensive construction of the Digital Mobile network in additional market areas acquired or that may be acquired in the future, the additional capital needed to produce more robust coverage in existing and new Nextel Digital Mobile network markets, any additional capital required to pursue new telecommunications service offerings or business opportunities, and the expenditures associated with analog SMR station construction requirements under the currently effective FCC 800 MHz channel licensing approach) that may be offset (whether wholly or partially) by other developments anticipated to (or to have the potential to) reduce capital needs (e.g., co-location of antenna and/or transmitter sites with other providers of wireless services in the relevant markets, reductions in infrastructure and subscriber unit prices obtained from Motorola including reductions pursuant to the Second Equipment Agreement Amendment, and subsequent agreements, alternative and more economical means for increasing system capacity, other than constructing additional cell sites and/or installing additional base radios, such as use of so-called "smart antennas," mini-cells and software-driven and/or system design performance enhancements). Many of the foregoing involve elements wholly or partially beyond Nextel's control or influence. Other considerations in addition to the factors identified above may significantly affect Nextel's decisions to seek additional financing, including general economic conditions, conditions in the telecommunications and/or wireless communications industry and the feasibility and attractiveness of structuring particular financings for specific purposes (e.g., separate capital-raising activities with respect to international activities and opportunities). See "Forward Looking Statements."

     Nextel has had and may in the future have discussions with third parties regarding potential equity investments and debt financing arrangements to satisfy actual or anticipated financing needs. Nextel has agreed with Motorola, under certain circumstances, not to grant superior governance rights to any third-party investor without Motorola's consent, which may make securing equity investments more difficult. The ability of Nextel to incur additional indebtedness (including, in certain circumstances, indebtedness incurred under the Bank Credit Agreement (including, if relevant, the Additional Bank Borrowings), the Vendor Credit Agreement and/or the Second Vendor Financing Agreement) is and will be limited by the terms of the Nextel Indentures, the indenture under which the Senior Notes will be issued (the "Senior Notes Indenture"), the Certificate of Designation of Nextel for the Preferred Stock, (the "Certificate of Designation"), the Series D Certificate, the Bank Credit Agreement (including any modifications thereto to implement the Additional Bank Borrowings), the Vendor Credit Agreement and the Second Vendor Financing Agreement. The Bank Credit Agreement (including any modifications thereto to implement the Additional Bank Borrowings), the Vendor Credit Agreement and the Second Vendor Financing Agreement also require (or are expected to require) Nextel and its relevant subsidiaries at specified times to maintain compliance with certain operating and financial covenants or ratios including certain covenants and ratios specifically related to leverage, which become more stringent over time.

     At present, other than the proposed offerings of the Preferred Stock and the Senior Notes,and the existing equity or debt financing arrangements that have been consummated and/or disclosed, Nextel has no commitments or understandings with any third parties to obtain any material amount of additional equity or debt financing. Moreover, no assurances can be made that Nextel will be able to obtain any such additional financing in the amounts or at the times such financing may be required, or that, if obtained, any such financing would be on acceptable terms. Nextel also anticipates that it will continue to experience significant operating losses and negative net cash flows during the ongoing build out phase of the Digital Mobile network over the next several years. Accordingly, there can be no assurances as to whether or when the operations of Nextel will become profitable. As a result of Nextel's anticipated continuing losses, the uncertainty regarding the exercise of options and warrants, the availability of financing under the Bank Credit Facility (including any modifications thereto to implement the Additional Bank Borrowings), the Vendor Credit Facility and the Second Vendor Financing Agreement, and the impact of Reconfigured iDEN and other matters discussed above, there can be no assurance that Nextel will have adequate capital, or will be able to successfully structure acceptable arrangements with third parties, to implement the contemplated expansion and enhancement of its Digital Mobile network. Failure to obtain such financing could result in the delay or abandonment of some or all of the Company's acquisition, development and expansion plans and expenditures, which could have a material adverse effect on its financial business prospects. See "Forward Looking Statements."

     Fourth Quarter Results. Nextel's digital subscriber units in service increased by approximately 324,100 during the fourth quarter of 1997. During 1997 Nextel added more than 970,000 digital units, ending the year with approximately 1,270,700 digital units in service, representing an increase of 323% over the 300,300 digital units in service at year end 1996 and a 34% increase over the 946,600 digital units in service at the end of the third quarter of 1997. During 1997, approximately 2,100 cell sites were added for a total of more than 4,000 cell sites in service at year end.

     Monthly average revenue per digital unit in service was approximately $68 for the fourth quarter of 1997, an increase of 21% over the 1996 fourth quarter monthly average revenue per digital unit in service of approximately $56. Nextel's average monthly subscriber churn rate for the fourth quarter of 1997 was approximately 1.4% and for the entirety of 1997 was below 1.3%.

     Accounting Matters. Effective October 1, 1997, the Company changed the estimated useful lives of certain intangible assets including FCC licenses and the excess of purchase price over fair value of net assets acquired from 20 to 40 years. The change in the estimated useful lives of these intangible assets had the effect of decreasing amortization expense by approximately $28.0 million for the quarter and the year ended December 31, 1997. This change was made to better reflect the period over which the economic benefits of such assets will be realized.

     In connection with preparing the year end financial statements, the Company has completed an analysis of the valuation allowance related to its net operating losses ("NOLs"). The Company recorded substantial deferred tax liabilities related to its FCC licenses. As a result of the change in estimated useful lives, a large portion of such deferred tax liabilities will now reverse after current NOLs expire. After considering the effect of this change and other factors, such as recent operating results, the Company expects to record a charge of approximately $384.0 million in the fourth quarter of 1997 to increase its valuation reserve.

     During the fourth quarter of 1997, the Company purchased $166.2 million book value of its 11.5% Senior Redeemable Discount Notes due 2003 and $81.8 million book value of its 12.25% Senior Redeemable Discount Notes due 2004 at a cost in excess of related carrying amounts. Accordingly, the Company will record in the fourth quarter of 1997 an extraordinary loss of approximately $45.8 million related to the early retirement of debt. The extraordinary loss was comprised of the difference between the purchase price and the book value of the notes on the date of purchase plus unamortized debt issuance costs. Following the completion of the offering of the Senior Notes and the Preferred Stock, the Company intends to commence a tender offer for the outstanding Targeted Notes. Upon the repurchase or redemption of the Targeted Notes, the Company will record an extraordinary loss in the amount of the difference between the price paid to redeem or repurchase the Targeted Notes and the then current book value of the Targeted Notes plus the unamortized debt issuance costs attributable to such notes.

     The Company estimates that it will recognize an aggregate of approximately $55 million in bad debt expense for the twelve months ended December 31, 1997. The Company believes that such anticipated bad debt experience during 1997 was the result of a number of factors, including principally delay in the billing of amounts due on purchases of digital network subscriber equipment and the rapid growth of the Company's customer base. As a result, the Company instituted a more comprehensive and aggressive program for the collection of past due receivables in the latter part of 1997 and increased its bad debt reserve, which resulted in increased bad debt expenses. Nextel believes that it is pursuing appropriate activities and already has taken a number of measures that it expects to result in the gradual improvement of its billing and accounts receivable collection effectiveness in 1998. Nextel does not anticipate that the percentage of bad debt expenses as compared to total revenues will increase in 1998, although with the anticipated growth of the revenues, the absolute dollar amount of such expenses may increase. Accordingly, the amount of bad debt expense estimated to be recognized by the Company during 1997 should not be viewed as indicative of either the amount or level of bad debt expense that the Company may recognize in future periods. See "Forward Looking Statements".

     Forward Looking Statements. "SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: A number of the matters and subject areas discussed in this Current Report that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from Nextel' actual future experience involving any one or more of such matters and subject areas. Nextel has attempted to identify, in context, certain of the factors that it currently believes may cause actual future experience and results to differ from Nextel's current expectations regarding the relevant matter or subject area. The operation and results of Nextel's wireless communications business also may be subject to the effect of other risks and uncertainties in addition to the relevant qualifying factors identified elsewhere in this Current Report, including, but not limited to, general economic conditions in the geographic areas and occupational market segments that Nextel is targeting for its Digital Mobile network service, the availability of adequate quantities of system infrastructure and subscriber equipment and components to meet Nextel's service deployment and marketing plans and customer demand, the success of efforts to improve and satisfactorily address any issues relating to Digital Mobile network performance, the continued successful performance of the Reconfigured iDEN technology being deployed in the Company's various market areas, the ability to achieve market penetration and average subscriber revenue levels sufficient to provide financial viability to the Company's Digital Mobile network business, Nextel's ability to timely and successfully accomplish required scale-up of its billing, collection, customer care and similar back-room operations to keep pace with customer growth and increased system usage rates, growth in levels of accounts receivable being generated by the Digital Mobile Network customer base, access to sufficient debt or equity capital to meet Nextel's operating and financing needs, the quality and price of similar or comparable wireless communications services offered or to be offered by Nextel's competitors, including providers of cellular and PCS service, future legislative or regulatory actions relating to SMR services, other wireless communications services or telecommunications generally and other risks and uncertainties described from time to time in Nextel's reports filed with the Commission, including the Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and the Quarterly Report on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

     (a)  FINANCIAL STATEMENTS OF BUSINESS ACQUIRED.
          Not applicable.

     (b)  PRO FORMA FINANCIAL INFORMATION.
          Not applicable.

     (c)  EXHIBITS.

          Exhibit No.                  Exhibit Description
          -----------                  -------------------
          99.1                         Commitment Letter dated January 22, 1998 between Nextel, The Chase Manhattan Bank,
                                       Chase Securities Inc., Morgan Guaranty Trust Company of New York, J.P. Morgan
                                       Securities Inc., The Toronto-Dominion Bank, TD Securities (USA), Inc., Barclays Bank
                                       PLC, Barclays Capital, the investment banking division of Barclays Bank PLC,
                                       NationsBank of Texas, N.A. and NationsBanc Montgomery Securities LLC (and attached term sheet).


                                   SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      NEXTEL COMMUNICATIONS, INC.

Date:   February 2, 1998              By:  /s/ Thomas J. Sidman
                                         ------------------------------------
                                           Thomas J. Sidman
                                           Vice President and General Counsel

                                 EXHIBIT INDEX

           Exhibit No.                  Exhibit Description
           -----------                  -------------------
            99.1                        Commitment Letter dated January 22, 1998 between Nextel, The Chase
                                        Manhattan Bank, Chase Securities Inc., Morgan Guaranty Trust Company
                                        of New York, J.P. Morgan Securities Inc., The Toronto-Dominion Bank, TD
                                        Securities (USA), Inc., Barclays Bank PLC, Barclays Capital, the investment banking division of Barclays Bank PLC,
                                        NationsBank of Texas, N.A. and NationsBanc
                                        Montgomery Securities LLC (and attached term sheet).
